Filed Pursuant to Rule 424(b)(3) and 424(c)
Registration No. 333-153133

PROSPECTUS SUPPLEMENT NO. 6
(To prospectus dated February 23, 2009
and supplemented April 21, 2009, May 29, 2009, July 1, 2009, July 9, 2009 and August 26, 2009)

APPLIED DNA SCIENCES, INC.

67,576,201 SHARES OF

COMMON STOCK

We are supplementing our Prospectus dated February 23, 2009, and supplemented April 21, 2009, May 29, 2009, July 1, 2009, July 9, 2009 and August 26, 2009, relating to the resale by certain selling stockholders of up to 67,576,201 shares of common stock (the “Prospectus”), to provide information contained in our Current Report on Form 8-K filed with the Commission on October 1, 2009, copies of which are attached hereto and incorporated herein by reference.

You should read this Prospectus Supplement No. 6 in conjunction with the Prospectus which is required to be delivered with all supplements thereto.  This Prospectus Supplement No. 6 is qualified by reference to the Prospectus, except to the extent the information in this supplement updates or supersedes the information contained in the Prospectus.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section entitled “Risk Factors” beginning on page 3 of the Prospectus and page 39 of the Form 10-Q filed on August 14, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The Date of This Prospectus Supplement Is October 2, 2009.

———————————————————————————

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
____________________

Date of report (Date of earliest event reported): September 30, 2009

Applied DNA Sciences, Inc
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	002-90539 (Commission File Number)	59-2262718 (IRS Employer Identification No.)

25 Health Sciences Drive, Suite 113
Stony Brook, New York 11790
(Address of Principal Executive Offices) (Zip Code)

631-444- 8090
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation
Item 3.02	Unregistered Sales of Equity Securities

Closing on Private Placement.  On September 30, 2009, we issued and sold an aggregate of $250,000 principal amount secured promissory notes bearing interest at a rate of 10% per annum to “accredited investors,” as defined in regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  On the same date, we also issued and sold a $250,000 principal amount secured promissory note bearing interest at a rate of 10% per annum to James A. Hayward, our Chairman, President and Chief Executive Officer. The promissory notes and accrued but unpaid interest thereon shall automatically convert into shares of our common stock on September 30, 2010 at a conversion price of $0.121732857 per share (“Automatic Conversion Price”), which is equal to a 20% discount to the average volume, weighted average price of our common stock for the ten trading days prior to issuance, and are convertible into shares of our common stock at the option of the noteholders at any time prior to such automatic conversion at a price equal to the greater of (i) 50% of the average price of our common stock for the ten trading days prior to the date of the notice of conversion and (ii) the Automatic Conversion Price.  In addition, any time prior to conversion, we have the irrevocable right to repay the unpaid principal and accrued but unpaid interest under the promissory notes on three days written notice (during which period the holders can elect to convert the promissory notes).  The promissory notes bear interest at the rate of 10% per annum and are due and payable in full on September 30, 2010.  Until the principal and accrued but unpaid interest under the promissory notes are paid in full, or converted into shares of our common stock, the promissory notes will be secured by a security interest in all of our assets.

We claim an exemption from the registration requirements of the Securities Act, for the private placement of the promissory notes pursuant to Regulation D of the Securities Act because each of the promissory notes was made in a sale by the issuer not involving a public offering.

Arjent Services LLC, a registered broker dealer firm, (the “Placement Agent”), acted as our placement agent with respect to the private placement of the promissory notes to the accredited investors.  In connection with the sale of promissory notes to the accredited investors, we paid the Placement Agent commissions and discounts aggregating $37,500.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit 10.1
Form of Subscription Agreement by and among Applied DNA Sciences, Inc. and the investors named on the signature pages thereto, previously filed as an exhibit to our Current Report on Form 8-K on April 20, 2009.

Exhibit 10.2	Form of 10% Secured Convertible Promissory Note of Applied DNA Sciences, Inc., previously filed as an exhibit to our Current Report on Form 8-K on April 20, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied DNA Sciences, Inc.
(Registrant)

By:	/s/ James A. Hayward
James A. Hayward
Chief Executive Officer

Date: October 1, 2009